UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): April 10, 2009

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	333-143314	20-8051010

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6th Floor, Suite 608, Xue Yuan International Tower,
No. 1 Zhichun Road, Haidian District, Beijing, PRC

(Address Of Principal Executive Offices) (Zip Code)

+86 10 8231 8626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2009, the Board of Directors of Yongye Biotechnology International, Inc. (the “Company”) by unanimous written consent approved and ratified the appointment, effective as of April 10, 2009, of Sean Shao to serve as an independent director as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”) and Chairman of the Audit Committee of the Board of Directors.  Mr. Shao will receive annual fees of $40,000 for his service with the Company.

Mr. Shao currently serves as the Chairman of Compensation Committee and Director of Agria Corporation (NYSE:GRO), Chairman of Audit Committee and Director of China Nuokang Bio-Pharmaceutical, Inc., Chairman of Audit Committee and Director of China Biologic Products, Inc. (OTCBB:CBPO.OB), Chairman of Audit Committee and Director of China Public Security Technology, Inc. (NASDAQ:CPBY).  Prior to that, Mr. Shao worked as the Chief Financial Officer of Trina Solar Limited (NYSE: TSL) from September 2006 to June 2008, the Chief Financial Officer of ChinaEdu Corporation (NASDAQ:CEDU) from September 2005 to August 2006 and the Chief Financial Officer of Watchdata Technologies Ltd. from August 2004 to September 2005.  Mr. Shao had previously worked as Audit Senior Manager of Deloitte & Touche, Beijing and Toronto Offices for ten years since 1994.  From January 1991 to February 1994, Mr. Shao worked as the Director of Finance and Administration of Caledonia Marble Co., Ltd.  From April 1989 to November 1990, Mr. Shao was the Financial Controller of T.C. Construction Co., Ltd.  Mr. Shao received his master’s degree in Health Care Administration from the University of California at Los Angeles in 1988 and his bachelor’s degree in art from East China Normal University in 1982.  Mr. Shao is a member of the American Institute of Certified Public Accountants.

Mr. Shao has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Shao had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YONGYE BIOTECHNOLOGY INTERNATIONAL, INC.

By:	/s/ Zishen Wu

Name: Zishen Wu

Title: President and CEO

Dated: April 14, 2009